EXHIBIT 99(b)

                         UNITY BANCORP, INC. ANNOUNCES
                    CASH DIVIDEND; DIVIDEND RATE MAINTAINED
                       DESPITE THREE-FOR-TWO STOCK SPLIT

     CLINTON, NEW JERSEY, JULY 15, 1998 . . . UNITY BANCORP, INC. (AMEX: UBI, UBLWS), announced today that its Board of Directors had declared a regular cash dividend of $.05 per share payable August 14, 1998 to shareholders of record on July 13, 1998. This dividend will mark the 15th consecutive quarter in which the Company has paid a cash dividend, and, as a result of the Company's three-for-two stock split, represents an effective increase of 50% in the Company's recent cash dividend.

Mr. Robert J. Volkenburgh, Chairman of the Board of UNITY BANCORP, INC., stated, "The Board elected to maintain our regular quarterly cash dividend, which combined with the stock split, puts 50% more cash in the hands of our shareholders, and reflects our Board's continued confidence in the Company's future performance and prospects. We believe the dividend and our recent stock split continues to show the Board's commitment to maximizing shareholder value."

UNITY BANCORP, INC. operates through its sole subsidiary, FIRST COMMUNITY BANK, a community oriented, full service commercial bank providing a wide range of business and consumer financial services through its main office in Clinton, New Jersey and its six branch office locations in the Flemington, Linden, North Plainfield, Scotch Plains, Springfield, and Union, New Jersey. At June 30, 1998, the Company had total assets of $230 million, total net loans of $138 million, and total deposits of $208 million. In addition, for the six months ended June 30, 1998, the Company reported net income of $959,000, or $0.30 per share.


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